EXHIBIT 99.1

Spirit Airlines Reports March 2014 Traffic

MIRAMAR, Fla. (April 7, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2014.
Traffic (revenue passenger miles) in March 2014 increased 19.6 percent versus March 2013 on a capacity (available seat miles) increase of 18.1 percent. Load factor for March 2014 was 89.0 percent, an increase of 1.1 points as compared to March 2013. Spirit's preliminary completion factor for March 2014 was 99.4 percent.
For the first quarter 2014, traffic increased 23.6 percent on a capacity increase of 21.0 percent. Load factor for the first quarter 2014 was 86.9 percent, an increase of 1.8 pts as compared to the first quarter 2013. The Company estimates total revenue per available seat mile (RASM) for the first quarter 2014 decreased approximately 2.5 percent as compared to the same period last year.
The following table summarizes Spirit's traffic results for the month and year-to-date ended March 31, 2014 and 2013.

	March 2014	March 2013	Change
Revenue passenger miles (RPMs) (000)	1,181,990	988,177	19.6%
Available seat miles (ASMs) (000)	1,328,805	1,124,714	18.1%
Load factor	89.0%	87.9%	1.1 pts
Passenger flight segments	1,183,932	1,038,280	14.0%
Average stage length (miles)	993	933	6.4%
Total departures	8,304	7,529	10.3%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	3,289,287	2,661,491	23.6%
Available seat miles (ASMs) (000)	3,784,727	3,127,214	21.0%
Load factor	86.9%	85.1%	1.8 pts
Passenger flight segments	3,263,515	2,767,870	17.9%
Average stage length (miles)	1,000	941	6.3%
Total departures	23,561	20,761	13.5%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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